Exhibit 99.1

ASSET TRANSFER

Memorandum of Understanding

Transaction:

UAL Corporation (together with its subsidiaries, "UA") and AMR Corporation (together with its subsidiaries, "AA") will enter into a transaction agreement (the "Transaction Agreement") providing for the purchase and sale of certain assets (which may be UA or US Airways assets) and the joint venture and other transactions and arrangements described in this Memorandum of Understanding (collectively, the "Transactions").  To the extent assets described in this Memorandum of Understanding are assets of US Airways, references to UA in relation to such assets will be deemed references to US Airways.  From and following the closing of the Transactions, UA will be legally responsible for the performance of all of US Airways' obligations under the Transaction Agreement.

Purchase Price:

Subject to provisions set forth below under "Aircraft" and "Adjustments to Purchase Price", AA will pay $1.210 billion in cash to UA at the closing of the transfer by lease of slots and gates referred to below under "Slots" and "Gates", respectively (collectively, the "Initial Closing").  By the Initial Closing, UA and AA will have agreed upon an Aircraft delivery schedule.  In addition, AA will be responsible for (i) amounts in respect of Sublease Aircraft referred to below under "Aircraft" and (ii) paying to UA in cash amounts in respect of spare engines, expendable and rotable spare parts and tooling referred to below under "Aircraft".

Hub-to-Hub Routes:

AA will agree that it shall (or shall cause one of its affiliates to) service the following routes on a non-stop basis using jet aircraft for ten years from the closing of the UAL-US Airways merger with the minimum daily frequencies and minimum daily numbers of seats specified below:

Route Minimum Minimum Daily Daily Number of Seats Frequencies PHL-LAX 2 260 seats PHL-SJC 2 260 seats PHL-DEN 2 250 seats CLT-ORD 3 350 seats DCA-PIT 2 100 seats

The obligation of AA to service or cause to be serviced any of the above-listed routes is terminable by AA if any other airline begins providing equivalent non-stop jet service on such route, provided that such obligation will be automatically reinstated (commencing no later than the later of (i) 90 days after such other airline publicly discloses its intention to stop providing such service or (ii) the date such airline stops providing such service) in the event such equivalent service ceases to be provided for any reason.  For the purpose of the previous sentence, non-stop jet service on the following "Alternative Routes" shall be deemed to be equivalent to service on the corresponding "Hub-to-Hub Routes":

Alternative Route Hub-to-Hub Route PHL-ONT/BUR/SNA/LGB PHL-LAX PHL-SFO/OAK PHL-SJC CLT-MDW CLT-ORD IAD-PIT DCA-PIT PHL-COS PHL-DEN
Hub to Hub Market Support:

If desired by AA and permitted by law and applicable agreements, including labor agreements, UA and its affiliates will agree to provide to AA and its affiliates code sharing beyond the airports listed under "Hub-to-Hub Routes" above that, at the relevant time, are UA hubs (other than ORD and LAX) in respect of traffic carried by AA or its affiliates between such hubs pursuant to its agreements described under "Hub-to-Hub Routes" above.  Passengers with AA itineraries flying on the above listed routes (other than passengers flying between CLT and ORD, between PHL and LAX, beyond ORD or beyond LAX) will be able to accrue miles under UA's frequent flyer program on commercially reasonable terms and conditions to be agreed by the parties.

Shuttle Arrangement:

UA and AA will enter into an arrangement whereby they will operate US Airways' BOS-LGA-DCA (BOS-LGA, BOS-DCA and LGA-DCA) shuttle business in accordance with the shuttle term sheet attached hereto as Exhibit A.

Slots:

UA will transfer to AA 22 jet slots and 14 commuter slots at LGA.  The departure/landing times and identification numbers of such slots will be agreed upon by the parties and will be commercially reasonable for both parties.

Gates:

UA will transfer to AA the following gates (at locations to be reasonably agreed upon by the parties to the extent not specified below):

LGA 5 gates in Concourse C of the Central Terminal

DCA 3 gates in the US Airways Concourse

BOS 3 gates (to be agreed upon by UA and AA with the goal of UA and AA each having contiguous gates)

PHL 1 gate in the D Concourse

ATL 1 gate in the T Concourse

EWR 1 gate

UA will also transfer to AA ticket counters, bag rooms and other exclusive use space reasonably necessary to support AA's full use of such gates in accordance with standard airline industry practice.
Maintenance Facilities:

During the four-year period following the Initial Closing, the respective maintenance organizations of AA and UA will periodically confer regarding the feasibility of UA leasing space to AA at US Airways' line and base maintenance hangars in BOS, LGA, DCA or other locations.  Provided that UA reasonably determines that space at such line or base maintenance hangars is available for use by AA, UA will make such space available to AA (by lease or otherwise) for use by AA for a period not to extend beyond the end of such four-year period based on the fair market value of the space.  During the ten year period following the Initial Closing, each of UA and AA agree that it will not lease, assign or otherwise make available to any other carrier, such carrier's line or base maintenance space in the United States (subject to existing agreements or commitments or renewals thereof) without first offering such space to the other party (to the extent permitted by the leases for such maintenance facilities), with the procedures governing such right of first offer being the same as those governing the right of first offer described under "Major Airline Transaction" (including the provision for a right of first refusal in the limited circumstances described under "Major Airline Transactions"), provided that such right of first offer or right of first refusal shall not apply in connection with a foreclosure or other exercise of a creditor's rights and that language in the Transaction Agreement regarding such right of first offer or right of first refusal will not interfere with obtaining customary financing for those types of facilities.  In addition, UA will provide (either itself or through one or more maintenance subcontractors selected by UA (provided, that if the nature of the subcontracted work would require AA to qualify any such subcontractor for AA's approved vendor list filed with the FAA, then such subcontractor must be approved by AA (such approval not to be unreasonably withheld) and AA will use reasonable best efforts to qualify UA's selected subcontractors for AA's approved vendor list filed with the FAA)), and AA will accept and pay UA for at fair market rates (including reasonable handling charges for maintenance services provided through any subcontractors), base (but not line) maintenance services of the type performed by US Airways in the ordinary course of business consistent with recent past practice (including servicing of engines and components) at locations where US Airways currently performs heavy maintenance checks and visits for the Aircraft acquired by AA from UA for a period of two years from the Delivery Date (as defined below) of the first Aircraft to AA.   AA shall have the option to extend the term of the obligations of UA and AA described in the preceding sentence for up to one additional year upon written notice delivered to UA at least six months prior to the end of such two-year period.   Such maintenance shall be performed pursuant to a maintenance services agreement under which AA is irrevocably obligated to pay for such maintenance services to the extent they are made available by UA.  UA shall not change US Airways' existing maintenance programs without obtaining the consent of AA (such consent not to be unreasonably withheld).

If requested in writing by AA prior to the Initial Closing, UA shall maintain US Airways' existing maintenance programs ("US Airways' Programs") in the manner required (including keeping the necessary computer and engineering systems up-to-date) to permit AA to use the US Airways' Programs in connection with the operation of the Aircraft for four years from the Delivery Date (as defined below) of the first Aircraft, and AA shall reimburse UA for its direct costs incurred in connection with maintaining the US Airways' Programs.  UA shall cooperate with AA in its discussions with the FAA with the goal of obtaining the FAA's consent to AA's use of US Airways' Programs for such four-year period.

Aircraft:

In accordance with a set of scheduled closing and delivery dates ("Delivery Dates") described below (subject to UA's exercise of options described below):

UA will sell and AA will purchase the following aircraft (the "Sale Aircraft"):

- 7 MD82 aircraft

- 23 B757 aircraft

- 36 F100 aircraft

UA will lease the following aircraft (the "Sublease Aircraft") to AA pursuant to aircraft operating sublease agreements:

- 5 MD82 aircraft

- 11 B757 aircraft

- 4 F100 aircraft

The first Aircraft will be delivered approximately three months following the Initial Closing.  Thereafter, Aircraft will be delivered at a rate averaging (over any two-month period) not less than 1.5 Aircraft per month, subject to acceleration of such deliveries if required by the immediately following sentence.  UA and AA agree that (i) all First Year Aircraft (as defined below under "Employees") must be delivered on or prior to the first anniversary of the Initial Closing, (ii) all B757s (other than First Year Aircraft) to be delivered pursuant to the Transactions must be delivered on or prior to the second anniversary of the Initial Closing, (iii) all other Aircraft to be delivered pursuant to the Transactions must be delivered on or prior to the fourth anniversary of the Initial Closing, (iv) all the F100s that are Sale Aircraft must be delivered prior to the delivery of any F100 that is a Sublease Aircraft and (v) in any event, UA and AA will work together to provide for the delivery of all Aircraft to be delivered pursuant to the Transactions as quickly as operationally practicable for UA and AA and shall reasonably cooperate in order to attempt to accelerate the time period during which delivery of such Aircraft will be operationally practicable.

Aircraft Delivery Condition.  The Aircraft shall be delivered to AA on an "as-is, where-is" basis, without any representations or warranties from UA, other than that UA has good title to all Sale Aircraft and such Sale Aircraft are free and clear of all liens other than "Finance Liens" (as defined below); provided, that as a condition precedent to acceptance by AA of delivery of an Aircraft, such Aircraft shall be in a condition substantially consistent with each of the following conditions at the time of delivery:

- The Aircraft shall have a valid FAA airworthiness certificate.

- The Aircraft shall be free and clear of all liens (except UA's sublessor/head lessor liens, cross-border lessor liens or lender liens permitted under the applicable financing documents (if UA has exercised its option to assign rather than to repay any applicable note obligations, as described below under "UA's Assignment Option")) (collectively, "Finance Liens").

- The Aircraft (including the airframe, engines, APU and landing gear) shall be serviceable, complete (including one set of catering and cabin service equipment used in UA's service, as applicable (which may be unserviceable if economically repairable), but excluding airfones or other aircraft equipment that is not owned by UA or the equitable or legal owner of the Aircraft, tapestries, seat covers and items with UA's service marks or branded colors), and clean by U.S. commercial airline operating standards and shall have all minimum equipment list ("MEL") systems and components operable (except those systems or components which are permitted to be inoperable pursuant to UA's MEL, as applicable).

- The Aircraft (including the airframe, engines, APU and landing gear) shall be in compliance with all FAA airworthiness directives and all manufacturer's mandatory service bulletins applicable thereto, in each case which require compliance on or before such Aircraft's Delivery Date.

- UA will assign, effective as of the Delivery Date of each respective Aircraft (with respect to rights, remedies or claims arising, or based on events, occurrences and circumstances occurring, on or after the Delivery of such Aircraft), to AA any and all existing assignable manufacturer or vendor warranties, service life policies, and customer support agreements applicable to such Aircraft; to the extent that such warranty rights are not assignable, AA is hereby subrogated to all such warranty rights of UA.  UA makes no representation or warranty as to the existence or assignability of any such warranty rights or as to the validity or scope of any such subrogation.

- At the Delivery Date for each Aircraft, all of the manuals and records relating thereto (including, as applicable, those relating to the airframe, engines, APU, and landing gear) that are required to be retained under UA's FAA approved maintenance program shall be delivered to AA and shall be accurate, in each case in accordance with FAA requirements; and all other manuals and records reasonably relating thereto, as available, shall also be delivered to AA (excluding those related to the profitability or economics of operation/maintenance of such Aircraft).

AA's Inspection Rights.  AA shall have the right to conduct an inspection of the Aircraft as would be required in connection with the performance of a "B" maintenance check of the Aircraft under UA's FAA-approved maintenance program, including the right to open those sealed items, including any sealed bays, panels or doors, which would be required to be opened during such "B" check (but not to open any other sealed items, except as would be so required during such "B" check), and to inspect (in such manner consistent with a "B" check level inspection) those parts, components, and structures behind such sealed items (i) which would be required to be inspected during such "B" check, or (ii) whose maintenance condition would be otherwise immediately apparent during the course of such required inspection.  AA shall have customary rights for an acceptance flight of the Aircraft.  AA shall also have the right to borescope the engines to the same extent as would be required in connection with the performance of a "B" maintenance check of the Aircraft under UA's FAA-approved maintenance program; provided, to the extent damage is found, but (a) it is within the limits of such maintenance program, or (b) it is given an exception pursuant to engineering variation authority ("EVA") or EVA-like authority permitted by the FAA, then such engine will be deemed to be acceptable; provided, further, to the extent damage is found which exceeds the allowable limits of such maintenance program, but it can be and is fixed through a minimally invasive maintenance procedure (e.g., a boroblend), then such repair will be deemed to be acceptable; provided, finally, to the extent more extensive damage is found, then UA will be required to repair only that damage which is discovered during such borescope prior to delivery of the Aircraft, but UA will have the option to (i) still deliver such unrepaired engine to AA if UA agrees to pay AA for AA's customary time and materials charges to repair such damage to the engine (however, any additional work that AA elects to perform or is required to perform on such engine shall be for AA's own account), or (ii) deliver the Aircraft with another engine in lieu of such unrepaired engine (in which event the above-described inspection rights and procedures shall apply to any such substitute engine) .

UA's Assignment Option.  UA may elect, subject to obtaining applicable consents, to assign to AA any existing note obligations with respect to any Sale Aircraft in lieu of repaying such existing note obligations, and in each such case the outstanding principal balance associated with such existing note obligations as of the relevant Delivery Date for such Sale Aircraft will be subtracted from the portion of the purchase price remaining due and owing to UA upon delivery of such Sale Aircraft.

UA's Lease Option.  If UA determines, in good faith, that any lender which holds notes secured by any Sale Aircraft is not reasonably cooperating with UA in negotiating and agreeing to a suitable reduction, satisfactory to UA, in the amount of any prepayment penalty, breakage cost or similar charge associated with the prepayment of such note on or prior to the relevant Delivery Date for such Sale Aircraft, then UA may elect to lease rather than sell such Sale Aircraft to AA.   UA may also make an election to lease to AA any Sale Aircraft on which there are cross-border leases to the extent that UA determines in good faith that it is not reasonable or practical to negotiate and agree to substitute AA for UA in the cross-border lease.  If UA makes an election contemplated by either of the two preceding sentences, then UA and AA will enter into good faith negotiations to consummate an aircraft operating lease agreement (or other mutually agreeable transfer documents) in respect of the relevant Sale Aircraft, the terms of which will put UA and AA in substantially the same economic position as they otherwise would have been if such Sale Aircraft had been purchased by, instead of leased to, AA -- i.e., that the net present value of the rent payment stream followed by the purchase price of the Sale Aircraft at the end of the lease term (at which time UA will transfer title to such Sale Aircraft to AA, free and clear of all liens including any Finance Liens), when such payment stream discounted by the "Discount Rate" (as defined in the next sentence), is equal to the allocable purchase price of such respective Sale Aircraft.  The "Discount Rate" means that rate of interest per annum equal to 140 basis points above the then-current six-month LIBOR.  Additionally, the lease will contain a covenant of quiet enjoyment.

Sublease Aircraft.  UA will enter into an aircraft operating sublease agreement with AA in respect of each Sublease Aircraft, which agreement shall be on terms substantially consistent with (but subject and subordinate to) the lease to UA of such Sublease Aircraft.  UA will provide to AA any removed items, if any, which are required to be returned to lessor at the end of the term of the lease unless such items are exempted from the requirement of return by other lease provisions.  AA shall not be required to sublease any Sublease Aircraft on which the lease to UA is in default.  The sublease agreements will contain a covenant of quiet enjoyment.

UA's Sublease Option.  With respect to any Sublease Aircraft, UA may elect, subject to obtaining applicable consents, to assign UA's rights, interests, liabilities and obligations as lessee under the aircraft lease agreement applicable to such Sublease Aircraft (free and clear of all liens other than Finance Liens), and in each such case AA will assume all such rights, interests, liabilities and obligations from the time of delivery of such Sublease Aircraft to AA; provided, that UA may not renegotiate lease terms, in connection with UA's efforts to obtain applicable consents, which would be more adverse to AA).  AA shall not be required to assume the lease of any Sublease Aircraft which is in default.

Consents.  UA will be responsible for (i) obtaining all applicable consents as may be required (A) to assign note obligations with respect to Sale Aircraft to AA as provided above, (B) to lease Sale Aircraft to AA as provided above, (C) to sublease Sublease Aircraft to AA as provided above and (D) to assign leases with respect to Sublease Aircraft to AA as provided above and (ii) the costs of obtaining such consents.  AA shall be under no obligation to seek or obtain such consents, but will cooperate in a commercially reasonable manner with UA to obtain such consents.

Rent Adjustments.  In connection with the delivery of any Sublease Aircraft, UA and AA shall make appropriate adjustments for the last advance payment of rent or the next payment of rent in arrears.

The Transaction Agreement or other mutually agreeable documents shall also provide for dollar adjustments (as provided below) to reflect the extent to which leases in respect of Sublease Aircraft to be assumed by AA, or subleases in respect of Sublease Aircraft to be entered into by AA and UA (including, for this purpose, with respect to any leases expiring in 2001 or 2002, any lease renewal options for less than fair market value), are at base rent terms which are above or below AA's fair market rents (but no attempt shall be made to adjust for lease terms other than rent), as follows:

FIRST, UA and AA agree that the monthly fair market base rent for AA for each Sublease Aircraft is $255,000 for a 757, $153,000 for an MD82, and $110,000 for a F100 (as applicable, the "Monthly Fair Market Base Rent for AA");

SECOND, the adjustment shall equal the difference of the net present value of the rent stream under the applicable US Airways lease and the net present value of the applicable Monthly Fair Market Base Rent for AA for the duration of such lease, in each case using the Discount Rate; and

FINALLY, UA shall pay such difference to AA (to the extent it is positive), and AA shall pay such difference to UA (to the extent it is negative), upon the delivery of the applicable Sublease Aircraft.

The Transaction Agreement or other applicable document shall contain a similar adjustment process for (a) with respect to any leases expiring in 2001 or 2002, purchase options for Sublease Aircraft for less than fair market value and (b) Sale Aircraft in respect of which UA exercises its assignment option (in which case there shall be a dollar adjustment to reflect the net present value differential attributable to the cost of borrowing AA is then assuming, when compared with AA's then-current market rate of borrowing, when such borrowings are compared and loan repayment streams are discounted by the Discount Rate) or UA's lease option described above.

Spare Engines, Expendable and Rotable Spare Parts, and Tooling; Records.  UA will sell, and AA will purchase from UA, those quantities of US Airways' overall fleets of spare engines ("Spare Engines") and of expendable and rotable spare parts and tooling (collectively, the "Spares") that are used to support B757s, MD82s and F100s, respectively, which are equal to those proportions of US Airways' overall fleets of B757, MD82s and F100s, respectively, transferred (by sale, lease, sublease or otherwise) to AA pursuant to the Transactions.

The purchase price for each of the Spare Engines shall be as set forth on Schedule I hereto.

The purchase price for the F100 Spares shall equal 30% of the then-current manufacturer list price and the purchase price for all other Spares shall equal 50% of the then-current manufacturer list price of new expendable and rotable spare parts and tooling comparable to the Spares at the time of delivery of such Spares to AA.  As each Aircraft, or group of Aircraft, is delivered to AA, a pro-rata portion of the Spare Engines and Spares shall also be delivered to, and paid for by, AA.

The Spare Engines and Spares shall be delivered on an "as-is, where-is" basis, without representations or warranties from UA; provided, that as a condition precedent to acceptance by AA of delivery of a Spare Engine or Spare, such Spare Engine or Spare shall be in a condition substantially consistent with each of the following conditions at the time of delivery:

- The Spare Engine or Spare shall be free and clear of all liens (other than Finance Liens).

- UA will provide last shop findings report for the Spare Engine or Spare if such reports are required to be maintained by UA's FAA-approved maintenance program or if such reports are maintained by UA.

- UA will assign, effective as of the delivery date of each respective Spare Engine or Spare (with respect to rights, remedies or claims arising, or based on events, occurrences and circumstances occurring, on or after the delivery of such Spare Engine or Spare), to AA any and all existing assignable manufacturer or vendor warranties, service life policies, and customer support agreements applicable to such Spare Engine or Spare; to the extent that such warranty rights are not assignable, AA is hereby subrogated to all such warranty rights of UA.  UA makes no representation or warranty as to the existence or assignability of any such warranty rights or as to the validity or scope of any such subrogation.

- At the Delivery Date for each Spare Engine and Spare, all of the manuals and records relating thereto that are required to be retained under UA's FAA approved maintenance program shall be delivered to AA and shall be accurate, in each case in accordance with FAA requirements; and all other manuals and records reasonably relating thereto, as available, shall also be delivered to AA (excluding those related to the profitability or economics of operation/maintenance of such Spare Engine or Spare).

- With respect to the Spare Engines, the Spare Engines shall be serviceable, have a serviceable tag, and be in compliance with all FAA airworthiness directives and all manufacturer's mandatory service bulletins applicable thereto which require compliance on or before such Spare Engine's delivery date.  AA will have the right to borescope Spare Engines as described in the "AA's

Inspection Rights" section above.

Further, it is specifically agreed by AA and UA that Spares (other than Spare Engines) shall not be required to be serviceable or have a serviceable parts tag, or be in compliance with FAA airworthiness directives or manufacturer's service bulletins.

Flight Simulators.  AA will have the option to (i) purchase any MD82 or F100 flight simulators owned by UA at fair market value or (ii) lease any such MD82 or F100 flight simulators at fair market lease rates (with a fair market value purchase option exercisable at the end of the lease term).  If AA elects to lease any such simulator, UA will have the right, instead, to elect to sell such simulators to a third party.  The timing of the delivery of such flight simulators shall be mutually agreed upon by AA and UA based on the Delivery Dates for the Aircraft.  AA shall be responsible for all costs relating to the transportation and delivery of such flight simulators.

Taxes.  AA will pay upon demand by UA, and agrees to indemnify UA against and hold UA harmless from, any and all taxes, assessments, charges, fees or duties of any nature whatsoever (excluding any tax levied upon UA's net income) (collectively, "Taxes") imposed by any United States federal, state or local jurisdiction or taxing authority or any foreign government or taxing authority, together with any penalties, fines or interest thereon, required to be paid by UA or AA as a result of the sale, use, delivery or transfer of any of the Aircraft, Spare Engines, Spares, or Flight Simulators from UA to AA.  UA will reasonably cooperate with AA in order to minimize Taxes by coordinating the timing and delivery of the Aircraft, Spare Engines, Spares and Flight Simulators in such locations as will permit the avoidance, to the maximum extent possible, of such Taxes.

Indemnification.  The Transaction Agreement will contain indemnification language that AA will indemnify, release, and hold harmless UA, US Airways (and any affiliate of either), and any director, officer, employee, agent or representative of any thereof (the "UA Indemnified Parties") from and against all claims, losses, liabilities, damages, suits, judgments or legal proceedings, and the costs and expenses thereof (including reasonable attorneys fees) (collectively, "Claims") which occur on or after the delivery on the respective delivery date of any Aircraft, Spare Engine, Spare, or Flight Simulator and which directly or indirectly arise in any manner out of or in connection with (a) the use, possession, control, operation, condition, storage, maintenance, service, repair, overhaul, testing, design, modification, dismantling, disassembly or re-assembly of any Aircraft, Spare Engine, Spare or Flight Simulator (or, as applicable, the airframe or any engine, APU, landing gear, component or part thereof, or records of any thereof), by AA or by any third person on or after the respective delivery on the delivery date of any Aircraft, Spare Engine, Spare, or Flight Simulator, or (b) any condition of, or defect in, any Aircraft, Spare Engine, Spare, or Flight Simulator (or, as applicable, the airframe or any engine, APU, landing gear, component or part thereof, or records of any thereof), regardless of whether such condition came into existence on, before or after the relevant delivery date, or was caused by any UA Indemnified Party's acts or omissions on or prior to the relevant delivery date.  The foregoing indemnity shall apply to all Claims, regardless of whether any such Claim arises in tort (including, without limitation, strict liability); provided, however, that this language shall not apply in the event that such liability arises from (i) a UA Indemnified Party's gross negligence or willful misconduct, (ii) its breach of any covenant, representation or warranty in any aircraft-related provisions of the Transaction Agreement or in any aircraft-related provisions of any agreement entered into pursuant to the terms of the Transaction Agreement or (iii) any Claim if and to the extent UA has agreed to indemnify AA for such Claim pursuant to the immediately following paragraph. Neither the consummation of the sale or transfer pursuant hereto (or pursuant to the Transaction Agreement), nor any subsequent lease, sale or other transfer of any Aircraft, Spare Engine, Spare, or Flight Simulator (or, as applicable, the airframe or any engine, APU, landing gear, component or part thereof, or records thereof), shall release AA from its obligations pursuant to this section.

The Transaction Agreement will also contain indemnification language that UA will indemnify, release, and hold harmless AA, any affiliate, and any director, officer, employee, agent or representative of either thereof (the "AA Indemnified Parties") from and against all Claims, whether such Claims occur before or after the respective delivery on the delivery date of any Aircraft, Spare Engine, Spare or Flight Simulator, provided such Claims concern or relate to a cause of action arising before the respective delivery on the delivery date of any Aircraft, Spare Engine, Spare or Flight Simulator and provided further that such Claims also directly or indirectly arise in any manner out of or in connection with (a) the use, possession, control, operation, condition, storage, maintenance, service, repair, overhaul, testing, design, modification, dismantling, disassembly or re-assembly of any Aircraft, Spare Engine, Spare or Flight Simulator (or, as applicable, the airframe or any engine, APU, landing gear, component or part thereof, or records of any thereof) by UA or by any third person before the respective delivery on the delivery date of any Aircraft, Spare Engine, Spare, or Flight Simulator, or (b) any condition of, or defect in, any Aircraft, Spare Engine, Spare, or Flight Simulator (or, as applicable, the airframe or any engine, APU, landing gear, component or part thereof, or records of any thereof) before the respective delivery on the delivery date of any Aircraft, Spare Engine, Spare or Flight Simulator.  The foregoing indemnity shall apply to all Claims, regardless of whether any such Claim arises in tort (including, without limitation, strict liability); provided, however, that this language shall not apply in the event that such liability arises from an AA Indemnified Party's breach of any covenant, representation or warranty in any aircraft-related provisions of the Transaction Agreement or in any aircraft-related provisions of any agreement entered into pursuant to the terms of the Transaction Agreement. Neither the consummation of the sale or transfer pursuant hereto (or pursuant to the Transaction Agreement), nor any subsequent lease, sale or other transfer of any Aircraft, Spare Engine, Spare or Flight Simulator (or, as applicable, the airframe or any engine, APU, landing gear, component or part thereof, or records thereof), shall release UA from its obligations pursuant to this section.

Insurance.  For a period of three years from the respective date of delivery of each Aircraft, Spare Engine, Spare, or Flight Simulator (or, as applicable, the airframe or any engine, APU, landing gear, component or part thereof, or records of any thereof), AA shall maintain with insurance carriers of recognized responsibility insurance for comprehensive airline liability, aircraft third party, contractual liability, property damage, passenger, baggage, cargo and mail and airline general third party (including products) legal liability in an amount not less than U.S. $500,000,000 per occurrence combined single limit bodily injury and property damage.

Adjustments to Purchase Price:

Adjustments to the purchase price to be paid by AA to UA will be made as follows:

(i) The purchase price paid at the Initial Closing shall be reduced by the portion of the purchase price allocated to Sale Aircraft to be delivered after the Initial Closing.  AA will pay the portion of the purchase price allocated to Sale Aircraft delivered after the Initial Closing on the date AA accepts delivery of such Sale Aircraft (provided, that the AA shall complete its inspection, and shall notify UA of the acceptance or rejection of such Sale Aircraft, no later than the fifth day following tender of delivery of such Sale Aircraft by UA), subject to the adjustments described above under "Aircraft" and elsewhere under "Adjustments to Purchase Price."  In addition, the purchase price for each Aircraft delivered after the first anniversary of the Initial Closing will be reduced to reflect depreciation at the rate of 3% of the original purchase price of such Aircraft per annum, which depreciation amount will accrue on a daily basis commencing on the date immediately following the first anniversary of the Initial Closing and continuing until the date of the delivery of such Aircraft.  For this and other purposes, the purchase price allocable to each type of Aircraft is as set forth in Schedule II to this Memorandum of Understanding.

(ii) Simultaneously with the delivery of each Aircraft, UA shall calculate the net sum of the cumulative credits and debits with respect to all Heavy Check Adjustment Amounts (as defined below) applicable to such Aircraft, and UA shall pay to AA the amount by which such credits exceeds such debits or AA shall pay to UA the amount by which such debits exceed such credits.  If (a) an Aircraft, (b) any engine, APU or landing gear installed on an Aircraft or life limited parts ("LLPs") therein, (c) any Spare Engine or any spare APU or landing gear that are Spares, or any LLPs therein, or (d) any LLPs that are installed in or are components of any of the Spares (collectively, such items in clauses (a) through (d), "Half-Life Items"), is delivered to AA in less than Half-Life Condition (as defined below) with respect to any one or more Heavy Checks (as defined below), then AA shall be credited, with respect to each Heavy Check, with a Heavy Check Adjustment Amount; but if any such Half-Life Item is delivered to AA in better than Half-Life Condition with respect to any one or more Heavy Checks, then AA shall be debited, with respect to each such Heavy Check, with a Heavy Check Adjustment Amount.

"Heavy Check Adjustment Amount" = A* [(B/2)-C]/B

A UA's average cost for the applicable Heavy Check, excluding any out-of-service time, or for LLPs, the manufacturer's then-current list price for that LLP.

B the flight hour, flight cycle, or calendar day interval, as applicable, for the applicable Heavy Check.

C the number of flight hours, flight cycles, or calendar days, as applicable, remaining until the next such Heavy Check

When the calculation of a Heavy Check Adjustment Amount is a positive number, it represents a shortfall in the time remaining until the next Heavy Check, and AA shall be credited in the amount of such positive number.  When the calculation of a Heavy Check Adjustment Amount is a negative number, it represents an excess of time remaining until the next Heavy Check, and AA shall be debited in the amount of such negative number.

"Half-Life Condition" means (x) with respect to any Heavy Check of an airframe, one-half of the flight-hour interval remaining between such Heavy Check and the next such Heavy Check, (y) with respect to any engine, APU, or landing gear that is a Half-Life Item, one-half of the flight cycles, flight hours or calendar days, as applicable, remaining until its next required overhaul, or (z) with respect to any LLP that is a Half-Life Item, one-half of the flight cycles, flight hours or calendar days, as applicable, remaining until its next required replacement.  "Heavy Check" means (1) a "C" check, "D" check, and/or any other heavy maintenance check of the respective airframe, (2) a heavy maintenance check or overhaul of each engine, APU or landing gear that is a Half-Life Item, or (3) a required replacement of an LLP that is a Half-Life Item.

The parties specifically agree that, with respect to Sublease Aircraft, such Heavy Check Adjustment Amounts with respect to any one or more Heavy Checks applicable to any Sublease Aircraft will only be calculated and paid as provided above to the extent any such Heavy Checks are reasonably expected to be required to be performed either (a) during the period that AA subleases such Sublease Aircraft (or assumes from UA the lease of such Sublease Aircraft) or (b) in connection with satisfying the return conditions (or making a payment in lieu of performing any such Heavy Check) of the lease of such Sublease Aircraft.

Employees:

AA will either:

(i) subject to APA's consent, (A) make offers of employment, on a seniority basis, to 250 US Airways pilots current and qualified as captains in the B757 and 250 other US Airways pilots current and qualified as first officers in the B757, in each case who will be placed on the AA seniority list pursuant to a proceeding under Sections 3 and 13 of the Allegheny-Mohawk Labor Protective Provisions and (B) make offers to 600 other US Airways pilots current and qualified as captains or first officers in either of the MD 82 and F100 aircraft-types who will be placed on the AA seniority list as determined by APA and US Airways' ALPA MEC following the Initial Closing; or

(ii) make offers to 1,100 US Airways pilots who will be placed on the AA seniority list in a manner otherwise agreed to among AA, UA, US Airways, APA and US Airways' ALPA MEC.

The Transactions described in clause (i) (A) of the first paragraph of this "Employees" section are subject to AA obtaining APA's consent and the Transactions described in clause (ii) of the first paragraph of this "Employees" section are subject to the agreement of the applicable parties, in each case within 60 days after the date of this Memorandum of Understanding if prior to such date APA has notified AA that such consent shall be obtained by the approval of the APA board of directors without the requirement for ratification by the APA members, or otherwise within 90 days after the date of this Memorandum of Understanding (such 60-day or 90-day period, as the case may be, being referred to as the "Consent Period").

AA and US Airways will complete the foregoing process of offering employment as soon as reasonably practicable following receipt of the consent of the APA referred to in the previous paragraph and in any event within 30 days after the end of the Consent Period.

UA will ensure that B757 pilots hired pursuant to offers made under clause (i)(A) of the first paragraph of this "Employee" section will, at the time of their transition to AA, be current and qualified on the B757.  Any training required for such pilots to be so current and qualified will be the responsibility of UA.  AA will be responsible for any additional AA-specific training in addition to that required to make such pilots current and qualified on the B757.   The schedule for transfer of pilots will be set in a manner reasonably agreed by the parties.

Notwithstanding any other provision in this Memorandum of Understanding, if fewer than the 500 pilots referred to in clause (i)(A) of the first paragraph of this "Employees" section accept the offers of employment from AA described therein, then (i) UA may terminate the provisions of the Transactions relating to a number of the B757s (the "Excluded B757s") equal to the product (rounded up to the nearest whole number) of (A) 34 and (B) a fraction, the numerator of which is equal to 500 minus the aggregate number of captains and first officers that accept such offers, and the denominator of which is 500, (ii) the purchase price shall be reduced by the portion of the purchase price allocated to the Excluded B757s and (iii) the term "Transactions" shall thereafter be deemed to exclude the Transactions relating to the Excluded B757s.  The term "First Year Aircraft" shall mean the number of B757 Aircraft equal to 34 minus the number of Excluded B757s (assuming solely for purposes of this calculation that UA exercised the termination right referred in clause (i) above).  If UA terminates the provisions of the Transactions relating to any number of B757s as a result of B757 pilots not accepting employment with AA, then (i) AA will have the right to terminate the provisions of the Transactions relating to a number of the F100s equal to the number of Excluded B757s (it being understood that such provisions relating to F100s that are Sublease Aircraft shall be terminated prior to the termination of any such provisions relating to F100s that are Sale Aircraft) and (ii) AA will have a right of first offer on the Excluded B757s (unless they are disposed of in a transaction which involves the transfer to the transferee of the pilots associated with such B757s) for a period of 10 years following UA's termination of the Transactions relating to the Excluded B757s on the terms as follows:  With respect to any such B757 that UA desires to sell, UA will offer such B757 to AA at a price and on terms determined by UA.  If AA elects not to acquire such B757, UA may then offer such B757 to any third party at the same or higher price and otherwise on the same or more favorable (to UA) terms.   AA will have a further right of first refusal in respect of such assets (i) if UA enters into an agreement with a third party to sell such B757 at a lower price or on terms more favorable (to such third party) than the first offer to AA and (ii) prior to consummation by UA of such sale or other arrangement on such terms.

Notwithstanding any other provision in this Memorandum of Understanding, if the parties have failed to obtain the union consents or agreements, as the case may be, required to effect the portions of the Transactions described in this "Employees" section (except as they relate to the offers pursuant to clause (i)(B) or clause (ii) of the first paragraph of this "Employees" section) by the end of the Consent Period, then (i) UA may terminate the provisions of the Transaction Agreement relating to the Transactions described under this "Employees" section and the Transactions described under "Aircraft," and (B) "Maintenance Facilities" and (ii) the purchase price shall be reduced by the portion of the purchase price allocated to Sale Aircraft and (iii) the term "Transactions" shall thereafter be deemed to exclude the Transactions described under this "Employees" section, the Transactions described under "Aircraft," and the transactions described under "Maintenance Facilities."

Major Airline Transaction:

Effect of Major Airline Transaction.  If, prior to the fourth anniversary of the Initial Closing, AA consummates or enters into an agreement relating to a Major Airline Transaction (as defined below), then, subject to a Major Airline Transaction actually being consummated:

(a) UA will have the right to terminate the shuttle agreement in accordance with the terms thereof, which termination shall be effective on the 90th day following the later of (i) the delivery of notice of such termination by UA to AA or (ii) the Final Measurement Date (as defined below);

(b) UA will have the right to buy back any or all of the assets set forth on Schedule III at the prices indicated, which transaction shall be consummated on the 90th day following the later of (i) the delivery of notice of the exercise of such right by UA to AA or (ii) the Final Measurement Date; and

(c) UA will have a right of first offer in respect of any or all assets proposed to be sold or any or all other arrangements proposed to be entered into in connection with any such Major Airline Transaction by either party thereto as follows:   AA will offer, or will cause the other party to a Major Airline Transaction to offer, such assets or other arrangements to UA at a price and on terms determined by AA or such other party.  If UA elects not to acquire such assets or enter into such other arrangements at such price and on such terms, AA or such other party may then offer such assets or other arrangements to any third party at the same or higher price and otherwise on the same or more favorable (to AA or such other party) terms.  UA will have a further right of first refusal in respect of such assets (i) if AA or such other party enters into an agreement with a third party to sell such assets or in respect of such other arrangements at a lower price or on terms more favorable (to such third party) than the first offer to UA and (ii) prior to consummation by AA or such other party of such sale or other arrangement on such terms.  The right of first offer and right of first refusal referred to in this paragraph (c) are referred to herein collectively as the "MAT Right of First Offer."

CEO Certification.  Notwithstanding any other provision in this Memorandum of Understanding to the contrary, if, within 30 days after the announcement of a transaction or series of related transactions that upon consummation could constitute a Major Airline Transaction under clause (d) of the definition thereof, the CEO of AA certifies to UA in writing (the "CEO Certification") of his good faith intention to cause AA to sell or otherwise dispose of specified Mainline Aircraft (as defined below) representing a sufficient number of ASMs in connection with such transaction or series of related transactions such that the Actual Final ASM Ratio (as defined below) would be less than or equal to 1.075 to 1 (which notice shall provide reasonable detail as to AA's intentions), then (except for determining whether the MAT Right of First Offer is applicable in connection with any proposed transfer or other transaction) such transaction or series of related transactions shall not constitute a Major Airline Transaction unless (i) the Projected Final ASM Ratio (as defined below) is greater than 1.125 to 1 (in which case the First Anniversary (as defined below) shall be deemed to be the "Final Measurement Date") or (ii) the Projected Final ASM Ratio is greater than or equal to 1.025 to 1 but less than or equal to 1.125 to 1 and the Actual Final ASM Ratio is greater than 1.075 to 1 (in which case the date of determination of the Actual Final ASM Ratio shall be deemed to be the "Final Measurement Date").  If the CEO Certification is not delivered within the 30 day period referred to above, then the date on which such transaction or series of related transactions is consummated shall be deemed to be the "Final Measurement Date."

Specific Provisions Regarding Right of First Offer.  (a) Notwithstanding any other provision in this Memorandum of Understanding to the contrary, if AA consummates, or enters into an agreement relating to a transaction or series of related transactions that could constitute, a Major Airline Transaction under clause (d) of the definition thereof (and that does not or would not constitute a Major Airline Transaction under any other clause of such definition), then such transaction or series of related transactions (solely for the purpose of determining whether the MAT Right of First Offer is applicable in the context of any proposed sale of assets or other arrangements) shall be deemed (i) to be a Major Airline Transaction if the Projected ASM Ratio as of the date of determination of whether UA has a MAT Right of First Offer with respect to such sale or arrangement is greater than 1.075 to 1 and (ii) not to be a Major Airline Transaction if the Projected ASM Ratio as of the date of determination is less than or equal to 1.075 to 1 (it being understood that whether or not a transaction or a series of related transactions is deemed to be a Major Airline Transaction for the purposes of any sales or arrangements, whether or not relating to aircraft, shall have no effect on whether such transaction or series of related transactions will be deemed a Major Airline Transaction for purposes of future sales or arrangements, including as a result of different Projected ASM Ratio measurement periods).

(b) If a transaction or series of related transactions is determined to be a Major Airline Transaction for purposes of paragraph (a) above in the context of any proposed sale of assets or other arrangement, then (i) to the extent such proposed sale of assets or other arrangement involves Mainline Aircraft, it will be deemed to be in connection with such Major Airline Transaction and, therefore, UA will have the MAT Right of First Offer, regardless of whether such sale of assets or other arrangement in fact is in connection with such Major Airline Transaction, and (ii) to the extent such proposed sale of assets or other arrangement involves assets other than Mainline Aircraft, whether it will be deemed to be in connection with such Major Airline Transaction and, therefore, whether UA will have the MAT Right of First Offer shall be a factual question (it being understood that if the CEO Certification has been delivered, then any such sale of assets, or other arrangement which would result in a reduction of AA Mainline ASMs at a time when the Projected ASM Ratio is greater than 1.075 to 1 will be deemed to be in connection with a Major Airline Transaction).

Definitions.  As used in this "Major Airline Transactions" section and as used elsewhere in this Memorandum of Understanding, the following terms shall have the meanings indicated below:

"Major Airline Transaction" means any transaction or series of related transactions (a) involving AA or any of its affiliates and a Major Domestic Airline (as defined below) or any of its affiliates in which one of the parties directly or indirectly acquires (through a purchase of assets, equity interests or securities, a business combination, a lease, a joint venture or any other means) (i) 50% or more of the assets or businesses (or interests therein) of AA or such Major Domestic Airline or (ii) an interest in 50% or more of any class of equity interests or securities of any entity which holds such assets or businesses, (b) as a result of which either AA or any of its affiliates, on the one hand, or a Major Domestic Airline or any of its affiliates, on the other hand, becomes the direct or indirect owner of 50% or more of any class of equity securities or other securities of such Major Domestic Airline, on the one hand, or AA, on the other hand, (c) involving a mainline reciprocal domestic code sharing or antitrust immunity arrangement between AA or any of its affiliates and a Major Domestic Airline or any of its affiliates or (d) involving AA or any of its affiliates and any other U.S. certificated air carrier or any of its affiliates and which, in and of itself, is expected to result in an increase of AA Mainline ASMs, if the Projected ASM Ratio as of the date of consummation of such transactions or series of related transactions is greater than 1.075 to 1; provided, however, that if the CEO Certification is delivered in accordance with the provisions set forth above under "CEO Certification," then such transaction or series of related transactions shall constitute a Major Airline Transaction only if so provided in the provisions set forth above under "CEO Certification"; provided further, however, that any transaction or series of related transactions shall, solely for the purpose of determining whether the MAT Right of First Offer is applicable, be deemed to be a Major Airline Transaction only if and to the extent so provided above under "Specific Provisions Regarding Right of First Offer"; and provided further, however, that any transaction or series of related transactions which constitutes a Major Airline Transaction under clause (a), (b) or (c) of this definition shall be excluded from this clause (d).

"Major Domestic Airline" means Northwest, Continental, Delta, Southwest or any of their successors or other domestic airlines of equivalent or larger size.

"AA Mainline ASMs" means, for any period, the aggregate ASMs of (i) Mainline Aircraft operated by AA and its affiliates during such period and (ii) flights operated with Mainline Aircraft during such period with AA's or any such affiliate's code attached as part of a mainline reciprocal code sharing arrangement with a U.S. Certificated carrier, in each case as reported to the DOT.

"UA Mainline ASMs" means, for any period, the aggregate ASMs of (i) Mainline Aircraft operated by UA and its affiliates during such period and (ii) flights operated with Mainline Aircraft during such period with UA's or any such affiliate's code attached as part of a mainline reciprocal code sharing arrangement with a U.S. Certificated carrier, in each case as reported to the DOT.

"Mainline Aircraft" means jet aircraft certificated in the U.S. for more than 70 seats without regard to the jurisdiction of registration of such aircraft; provided, however, that "Mainline Aircraft" shall not include BAe146s operated by United Express or replacements for such aircraft operated by United Express.

"Actual Final ASM Ratio" means the ratio of actual AA Mainline ASMs for the three-month period beginning with the first calendar month following the First Anniversary to the actual UA Mainline ASMs for such period, in each case determined (a) as of the date such ASM information is customarily reported to the DOT and (b) taking into account all transactions relating to Mainline Aircraft consummated on or prior to the First Anniversary but not any such transactions consummated thereafter.

"Projected Final ASM Ratio" means the ratio of projected AA Mainline ASMs for the three-month period beginning with the first calendar month following the First Anniversary to the projected UA Mainline ASMs for such period, in each case determined (a) as of the First Anniversary in accordance with customary practice as of the date of this Memorandum of Understanding and (b) without taking into account any transactions intended to be consummated after the First Anniversary.

"Projected ASM Ratio" means the ratio of projected AA Mainline ASMs for the three-month period beginning with the calendar month of the date of the event (i.e., the consummation of a transaction or series of related transactions which could constitute a Major Airline Transaction or the date on which it is determined whether UA has a right of first offer or a right of first refusal, as the case may be, with respect to a sale of assets or other arrangement which could be subject to the rights of first offer or first refusal, described in this section) to the projected UA Mainline ASMs for such period, in each case determined (a) as of such date in accordance with customary practice as of the date of this Memorandum of Understanding, (b) giving pro forma effect to the transaction or series of related transactions that constitute or could constitute a Major Airline Transaction in connection with which a determination is being made and (c) without taking into account any other transactions intended to be consummated after such date (including any sale of assets or other arrangement in respect of which it is to be determined whether UA has a right of first offer or first refusal).

"First Anniversary" means the first anniversary of the consummation of the transaction or series of related transactions that constitute or could constitute a Major Airline Transaction in connection with which a determination is being made.

AA-US Airways Frequent Flyer Agreement:

AA and US Airways shall terminate the agreement relating to their frequent flier programs subject to requirements relating to consumer notice periods and applicable laws, regulations and the terms of their frequent flier programs.

Transaction Agreement; Other Terms:

The Transaction Agreement will reflect the terms and provisions described in this Memorandum of Understanding and such other terms customary for a transaction of this type.  The terms of the Transaction Agreement must be reasonably acceptable to UA and AA taking into account the objective of obtaining antitrust clearance for the UAL-US Airways merger.  AA's obligation to enter into the Transaction Agreement and to consummate the Transactions will be subject to (a) completion of AA's due diligence relating to (i) the leases and other financing documents in respect of the Aircraft and (ii) title to the slots and gates referred to above under "Slots" and "Gates", respectively, and (b) there not having been discovered by AA in the course of such diligence any facts that, taken as a whole, would reasonably be expected to have a material adverse effect on the economic benefits to AA of the Transactions (taken as a whole), or on all benefits (including economic benefits) to AA of the Transactions (taken as a whole).

Conditions to Initial Closing:	Each of UA's and AA's obligation to consummate the Initial Closing will be conditioned on the consummation of the UAL-US Airways merger.

AA's obligation to consummate the Transactions will be conditioned on the UAL-US Airways merger being consummated on the pricing terms set forth in the current UAL-US Airways merger agreement.  If the terms of such merger are amended to involve consideration to US Airways' stockholders that is less than the consideration provided for in the current merger agreement, then AA may, at its election, either (a) elect to terminate the Transactions or (b) elect to consummate the Transactions for consideration that is proportionately reduced to reflect the reduction in the merger consideration.

UA's and AA's obligations to consummate the Transactions will also be conditioned upon the satisfaction or waiver of the following: (i) the expiration or termination of any waiting period (and any extension thereof) applicable to the Transactions under the HSR Act or any other competition, merger control, antitrust or similar law or regulation and (ii) the absence of an injunction or other court order or legal restraint (including a restraint imposed by the European Commission or other regulatory body) that has the effect of preventing the consummation of the Transactions.

Subject to the last paragraph above under "Employees", the consummation of the Transactions will be subject to any applicable union consents necessary in connection therewith; provided, however, that AA's obligation to service hub-to-hub routes described above under "Hub-to-Hub Routes" will not be subject to such union consents once the UAL-US Airways merger has been consummated.

DC Air "No Flip" and other Johnson MOU Provisions:

UA will agree to waive the "no flip" provision set forth in Section 13 of Attachment I to the Memorandum of Understanding (the "Johnson MOU") dated as of May 23, 2000, among Robert L. Johnson, UA and US Airways, insofar as (i) AA or DC Air could directly or indirectly be responsible to make any payment pursuant to such provision or (ii) Robert Johnson could directly or indirectly be responsible to make any payment pursuant to such provision with respect to a transaction with AA.

UA also agrees to amend the Johnson MOU to delete the following provisions from Attachment I: Section 2, bullet point 3 regarding wet least of aircraft; Section 4; Section 5 and Section 10.
Termination; Regulatory Authority:

This Memorandum of Understanding and the Transaction Agreement will automatically terminate upon the termination of the merger agreement for the UA-US Airways merger (it being understood that any termination of such agreement promptly followed by the entry into a new agreement by UA and US Airways calling for a merger or similar transaction will be deemed to constitute an amendment, rather than the termination, of such agreement).  UA and AA will act jointly and in consultation with one another, to obtain any requisite approval from Regulatory Authorities for the Transactions, and UA will keep AA informed regarding its regulatory approval process with respect to the UAL-US Airways Merger.  If at any time after March 1, 2001, UA reasonably concludes that any applicable Regulatory Authority will not clear the UAL-US Airways Merger without changes or additions to the Transactions (or without the occurrence of one or more other transactions in lieu of the Transactions) then (i) it will inform AA of such conclusion and (ii) the parties will immediately commence good faith negotiations to attempt to agree upon necessary changes or additions to the Transactions (or upon one or more necessary transactions in lieu of the Transactions).  If UA and AA are not able to reach agreement with respect to any such changes or additions within 14 days following the commencements of such negotiations, then either UA or AA may elect to terminate any agreement with respect to the Transactions by delivering written notice of such termination to the other party at least five business days prior to the effectiveness of such termination (which termination nevertheless will not be effective if the parties shall have reached agreement with respect to any such changes or additions, or any such other transactions, prior to the proposed date of such termination).  Notwithstanding the foregoing, either party may elect to terminate all the agreements with respect to the Transactions at any time after August 1, 2001 if the Transactions have not been consummated by such date by delivering written notice of such termination to the other party.

"Regulatory Authorities" means the Department of Justice, the European Commission and any other governmental or regulatory entity whose consent, approval or clearance is required under competition, merger control, antitrust or similar laws to consummate the UAL-US Airways merger or the Transactions.

Pending Litigation Regarding Environmental Remediation at JFK Terminals 8 and 9:

All asserted and un-asserted claims between AA and its affiliates, and UA and its affiliates relating to petroleum contamination, fuel storage or conveyance operations or related remediation arising as a result of operations conducted prior to the date of this Memorandum of Understanding at JFK Terminals 8 and 9 will be settled.  For clarification, the claims waived do not include any claims relating to petroleum contamination or fuel storage or conveyance operations or related remediation, in each case arising as a result of operations conducted on or after the date of this Memorandum of Understanding at JFK Terminals 8 and 9.  Such settlement shall include the following terms: (i) UA and affiliates to assign to AA all rights and claims against other parties (e.g. Delta and Ogden), including any rights or claims arising under any lease, sub-lease, fueling agreement or state or federal law; (ii) UA and affiliates to be named by UA to receive full protection against any claim arising out of or relating to petroleum contamination, fuel storage or conveyance operations, or related remediation at JFK Terminals 8 and 9, including contribution or similar claims, with the exact form of this protection to be negotiated by the parties in light of the New York General Obligations Law and other New York law; and (iii) Subject to UA's and its consultants' and outside counsel's obligations under the July 31, 2000 joint defense agreement between UA, Ogden, Delta and Northwest (UA shall take all necessary steps no later than 12:00 noon CST on the business day immediately following the date of this Memorandum of Understanding to terminate the joint defense agreement as to UA and its consultants and outside counsel), UA and its affiliates will cooperate, at AA's sole expense, with AA and its affiliates in dealing with the Port Authority and in pursuing claims against other parties (e.g., Delta, Ogden AAU, USAIG, Lloyd's Equitas, and others), such duty to include among other things, consent to AA retaining Dan Smith as a non-testifying expert, provision to AA of relevant documents, information and records, and access to UA's outside counsel and consultants and their work product generated in connection with the pending litigation relating to petroleum contamination, fuel storage or conveyance operations or related remediation at JFK Terminals 8 and 9 (as necessary and appropriate, the parties shall either enter into a joint representation agreement or UA shall make a limited waiver of the attorney/client and any other privileges).

Exclusivity:

UA agrees to provide AA with an exclusive period for the term that this Memorandum of Understanding is in effect (the "Exclusive Period") to permit UA and AA to complete the Transaction Agreement.  During the Exclusive Period, neither UA nor any of its officers, directors, employees, agents or other representatives shall directly or indirectly:

(1) solicit any offers for, respond to any unsolicited offers for, enter into or conduct any negotiations with any other person or entity in respect of, or consummate or enter into any agreement, arrangement or understanding in respect of, any other arrangement or transaction with respect to any of the assets and/or operations that are the subject matter of the Transactions, if and to the extent such transaction or arrangement is in any material respect inconsistent with or would negatively impact in any material respect the ability of US Airways or UA to consummate the Transactions on the terms described herein (each an "Alternative Transaction"); provided, that an agreement by another carrier to service any of the routes referred to above under "Hub-to-Hub Routes" shall not, in and of itself, constitute an Alternative Transaction;

(2) disclose any non-public information relating to the business operations or affairs of UA or US Airways to any person or entity, afford any such other person or entity access to the books, records, information or assets of UA or US Airways or otherwise assist or encourage any such other person or entity, in each case in connection with any proposed Alternative Transaction; or

(3) waive or modify any provision of the merger agreement that was entered into with respect to the UAL-US Airways Merger, or otherwise assist US Airways in taking any action, in each case in connection with any proposed Alternative Transaction.

Binding Agreement:	The parties intend to be legally bound by the terms of this Memorandum of Understanding notwithstanding that the Transaction Agreement has not been completed and executed.
Preparation of Transaction Agreement; Consummation:

The parties agree to use all reasonable efforts to finalize and execute the Transaction Agreement and any other related definitive documentation by January 21, 2001 and to cause the Transactions to be consummated as promptly as practicable.

Governing Law:

The Transaction Agreement and other agreements in connection with the Transactions shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of law.  The parties will agree to submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York and the courts of the State of New York with respect to any disputes hereunder and thereunder.  The parties shall waive any right to trial by jury.

IN WITNESS WHEREOF, the parties have executed this agreement as of January 9th, 2001.

AMR CORPORATION

By: /s/ Thomas W. Horton

Name: Thomas W. Horton

Title:   Senior Vice President

        and Chief Financial Officer

UAL CORPORATION

By: /s/ Frederic F. Brace

Name: Frederic F. Brace

Title:Senior Vice President - Finance

                                                           and Treasurer of United Air Lines, Inc.

 Exhibit A

SHUTTLE TERM SHEET

Scope:

UAL Corporation (together with its subsidiaries, "UA") and AMR Corporation (together with its subsidiaries, "AA") will enter into an agreement (the "Agreement") providing for the operation of US Airways' LGA-DCA-BOS shuttle and containing the other terms set forth in this Term Sheet.  UA and AA will each operate one-half of the shuttle flights between DCA and LGA, between LGA and BOS, and between BOS and DCA, with the initial schedule to be reasonably agreed upon by the parties, using the slots and gates described below in "Slots and Gates".  Departures to each destination from each departure city will be alternated between UA and AA based on the initially agreed-upon schedule, as such schedule may be modified as described below in "Flight Operations - Flight Schedules" or as agreed to by the parties.

Closing:

The transactions (the "Transactions") contemplated by the Agreement will close immediately prior to the closing of the UAL-US Airways merger and contemporaneously with the Initial Closing (as defined in the Memorandum of Understanding to which this Term Sheet is attached).

Slots and Gates; Other Assets:

UA will lease to AA slots and gates at LGA and DCA and gates at BOS reasonably required for AA to operate its portion of the shuttle operation for the term of the Agreement at lease rates, which in the case of the gates will be pass-through rates and in the case of the slots will be nominal.  AA will use such slots and gates only in connection with the operation of the shuttle, and UA will use slots and gates reasonably required for UA to operate its portion of the shuttle operation only in connection with the operation of the shuttle.

UA will also lease or provide the use of to AA for the term of the Agreement (to the extent leased by UA, at pass-through rates and to the extent owned by UA, at nominal rates) other airport space, and assets that are permanently attached to such airport space (e.g., baggage conveyors), reasonably necessary to support AA's use of such gates in accordance with standard airline industry practice.  Any other assets (e.g., moveable equipment) that are primarily used by US Airways in connection with the shuttle and are reasonably necessary for AA to operate its portion of the shuttle will, if requested by AA and consented to by UA (such consent not to be unreasonably withheld), be sold or leased (as reasonably agreed) by UA to AA at fair market value in the manner and pursuant to terms reasonably agreed to by the parties.  To the extent assets described in this Term Sheet are assets of US Airways, references to UA in relation to such assets or related operations will be deemed references to US Airways.

Code Sharing:

Each of UA and AA (for this purpose, the "operator") shall permit the other carrier (to the extent permitted by any applicable agreements, including labor agreements, to which such other carrier is party) to place its code on some or all of the shuttle flights operated by such operator.

Fares, Ticketing, Etc:

Each of UA and AA will honor the other airline's passenger tickets for shuttle travel.  If any shuttle passenger holds a ticket for travel on any shuttle flight, he will be entitled to fly on any shuttle flight of either carrier.  Tickets plated by one carrier and lifted by the other carrier will be settled using standard interline methodology.  UA and AA will agree upon arrangements regarding corporate volume agreements, revenue accounting procedures, interline prorations and the settlement of non-published fares in a manner intended to promote the fair, efficient and competitive operation of the shuttle.  Such agreements will be limited to shuttle operations only and will not cover other aspects or routes of either airline.

UA and AA will jointly price their shuttle flight tickets.
Revenues and Expenses:

UA and AA will not share any revenues, expenses, profits or losses derived by either of them from the operation of the shuttle, except as described below under "Lounge Access," "Marketing," "Employees" and "Terminal Operations".

Frequent Flyer Programs:

Each shuttle passenger will be allowed to choose whether to accrue miles under UA's or AA's frequent flyer program for miles flown on the shuttle leg, regardless of which airline operated the shuttle flight on which such passenger actually flew.   The rate charged for miles earned or burned on the shuttle routes will be 1.0 cent per mile and will be subject to a CPI adjustment with respect to subsequent years.  Compensation for award travel by each party shall be calculated monthly and a net settlement payment shall be paid monthly.  Such settlement payments shall be structured, to the extent possible, in a manner that minimizes tax liabilities for the parties.

Lounge Access:

UA will grant lounge access to AA same-day shuttle passengers who are members of AA's lounge programs.  AA will compensate UA for such lounge access at rates to be determined.  UA agrees to place signage proposed by AA in order to inform AA shuttle passengers who are members of AA's lounge programs that they are entitled to use those lounges.  Such signage shall be subject to approval by UA (such approval not to be unreasonably withheld) and shall be placed at locations in BOS, DCA and LGA to be agreed upon by UA and AA.

Marketing:

Each airline will operate its shuttle flights under its own brand; however UA and AA will use commercially reasonable efforts in cooperation with one another to establish common branding with respect to the shuttle product in a manner consistent with applicable union contracts.

UA and AA will jointly market and advertise the shuttle flights as a common product (as described below in "Common Product").  Such marketing and advertising will be paid for from a joint fund to be established by UA and AA.

Other NYC-DC-BOS Service:

Neither UA nor AA nor their respective affiliates nor any party to a code sharing arrangement with UA or AA or any of their respective affiliates will be constrained in any way from operating flight service between or among airports in or near New York City, Washington, D.C. and Boston, except that neither UA nor AA nor any of their respective affiliates will provide or code share on a competitive hourly shuttle service or substantially comparable high frequency product among LGA-DCA-BOS or between any two of LGA, DCA or BOS.

Flight Operations:

Extra Sections - The parties will establish a common policy for providing Extra Sections on the shuttle in a manner intended to promote the fair, efficient and competitive operation of the shuttle.  "Extra Sections" are additional planes provided by a shuttle operator when a passenger has a ticket for a fully-loaded flight.

Flight Schedules - The schedule for each of UA's and AA's responsibility for particular shuttle flights will be rotated periodically in order to promote the fair, efficient and competitive operation of the shuttle.  This rotation will take account of such factors as seasonality and passenger preferences for particular shuttle flight departure and arrival times.

No Schedule Coordination -Neither UA nor AA will have any right or obligation to adjust its shuttle schedule to accommodate any other element of its or the other carrier's operations which are not related to the shuttle.

Delays - The Agreement will provide for operational coordination regarding all shuttle flight delays, including weather-related flight delays.

Common Product:	UA and AA will establish a common product on the shuttle, including with respect to food and amenities, boarding, denied boarding, baggage handling and seating configuration.
Equipment and Performance Standards:

Each of UA and AA agree to offer a Common Product that meets the minimum standards of operational service and performance to be reasonably agreed upon by the parties in order to promote the fair, efficient and competitive operation of the shuttle.  In addition, unless they otherwise agree, UA and AA will agree to ensure that the standards and Common Product of their shuttle operations meet or exceed the standards and product of any competing shuttle operations.

Employees:

Each of UA and AA shall be responsible for ground handling of its own shuttle flights, either directly or, if otherwise permitted by its labor contracts, through contractual arrangements with each other and third-party providers.  For a reasonable transition period to be reasonably agreed upon by the parties, UA will provide the personnel, including ticket and gate agents, necessary to perform terminal operations for shuttle flights, and AA will reimburse UA for one-half of UA's direct costs (including allocated costs of airport-based supervisory and other personnel and expenses for benefits, health plans, vacation time, shift relief, etc.) relating to such personnel for the portion (which may be 100%) of their working time allocated to shuttle operations, and following such period, UA and AA will each provide one-half of the personnel, including ticket and gate agents, necessary to jointly perform terminal operations for shuttle flights.  UA and AA will work together to establish procedures (which may include systems linkages) to the extent necessary to provide seamless ticketing and gate operations to shuttle and connecting passengers.

Terminal Operations:

UA will lease to AA for the term of the Agreement (at pass-through rates) counter space and other exclusive use space necessary for AA to operate its portion of the shuttle.  UA and AA will share expenses for common use space (which will be based on the building footprint of the shuttle operations) on a fair and equitable basis to be reasonably agreed.

Liability and Insurance:

Liability to third parties, and liability insurance related thereto, will be the responsibility of the operator of the relevant flight or facilities.  Liability to employees will be the responsibility of the relevant employer.

Term of Joint Operations:

The Agreement will have a base term of 20 years (the "Base Term").  Either party may extend the term of the Agreement for an additional 20 years by delivering notice to the other party at least one year prior to the end of the Base Term.

Termination of Joint Venture:

Either party can terminate the Agreement for "Cause."  "Cause" shall include (i) a material breach of the Agreement by the other party that is not cured within 60 days after notice (or is incapable of being cured), (ii) insolvency of the other party, or (iii) change of control (to be defined to exclude a restructuring of UA's ESOPs and/or employee ownership structure) of the other party.  In addition, UA can terminate the Agreement for "Cause" in accordance with the circumstances relating to a Major Airline Transaction described in the Memorandum of Understanding to which this Term Sheet is attached.

Other:

No assets relating to the shuttle other than those specifically described in this Term Sheet will be sold or leased by UA to AA or by AA to UA except as such parties may otherwise agree.  UA and AA do not intend for the Transactions to create a partnership, association or any other separate entity for federal income tax or any other purposes.